Exhibit 4.6

DESCRIPTION OF THE
6.55% DEBENTURES DUE 2028

The following summary of our 6.55% Debentures due 2028 ( the “Debentures”) is based on and qualified by the Indenture, dated as of October 1, 1998, between Deere & Company (the “Company”) and the Bank of New York Mellon (formerly known as The Bank of New York, successor Trustee to The Chase Manhattan Bank), as trustee (the “Trustee”) (the “Indenture”). This summary is not complete and is subject to, and qualified in its entirety by reference to, the actual Indenture. For a complete description of the terms and provisions of the Company’s notes, refer to the Indenture, which is filed as an exhibit to the Company’s Form 10-K for the fiscal year ended October 31, 1998. Throughout this exhibit, references to the “Company,” “we,” “our,” and “us” refer to Deere & Company.

We issued $200,000,000 aggregate principal amount of the Debentures on October 6, 1998. The Debentures were issued under the Indenture and pursuant to a Prospectus dated October 1, 1998 (the “Prospectus”) and the Prospectus Supplemented dated October 1, 1998 (the “Prospectus Supplement”).  The Debentures were initially limited to $200,000,000 principal amount in total.

The Indenture governs our obligations under the Debentures. The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The Debentures are subject to all such terms.

The Debentures are traded on the New York Stock Exchange under the symbol “DE28.”

We have issued a significant amount of other debt securities under the Indenture that have neither been registered pursuant to Section 12 of the Securities Exchange Act of 1934 nor listed on the NYSE. You should refer to our description of the amount of debt outstanding as disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in other filings with the Securities and Exchange Commission. The Indenture does not limit the amount of debt securities, including Debentures, that the Company may issue under the Indenture.

Defined terms used in this description but not defined in this summary have the meanings assigned to them in the Indenture.

General

The Debentures will mature on October 1, 2028 (the “Maturity Date”). The Debentures are senior securities of the Company and rank equally with all unsecured and unsubordinated indebtedness of the Company. The Debentures are unsecured obligations of the Company.

The Debentures are not subject to any sinking fund.

The Debentures were issued in minimum denominations of $1,000 with integral multiples of $1,000 thereafter.

The Company may, without the consent of the Debenture holders, issue additional debentures having the same ranking and the same interest rate, maturity and other terms as the Debentures. Any additional debentures and the Debentures will constitute a single series under the Indenture. No additional debentures may be issued if an Event of Default (as defined below) has occurred with respect to the Debentures.

Interest and Interest Rates

Interest on the Debentures accrues at a rate of 6.55% per year and is payable on April 1 and October 1 of each year (each an “Interest Payment Date”), commencing on April 1, 1999. We pay interest to those persons who were holders of record of the Debentures on the March 15 or September 15 immediately before the Interest Payment Dates. Interest is computed on the basis of a 360-day year of twelve 30-day months.

The place of payment for the Debentures is The City of New York, and the Company will initially designate the office of the Trustee for this purpose. Notwithstanding the foregoing, at the option of the Company, interest, if any, may be paid on the Debentures (i) by check mailed to the address of the person entitled thereto as such person's address appears in the security register or (ii) by wire transfer to an account located in the United States maintained by the person entitled thereto as specified in the security register. Payment of any installment of interest on the Debentures will be made to the person in whose name such registered security is registered at the close of business on regular record date for such interest.

Book-Entry Debt Securities

The Debentures were issued in the form of global securities (the “Global Securities”) that were deposited with, or on behalf of The Depository Trust Company (“DTC”), New York New York, and the global securities were registered in the name of DTC’s nominee.

So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole holder of the Debentures represented by such Global Security for all purposes under the Indenture. Except as provided in the Prospectus, owners of beneficial interests in a Global Security will not be entitled to have Debentures represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debentures in certificated form and will not be considered the owners or holders thereof under the Indenture.

Redemption

The Debentures are not redeemable prior to the Maturity Date.

Events of Default

The Indenture provides, with respect to the Debentures, that the following will constitute Events of Default: (i) default in the payment of any interest upon the Debentures, or of any coupon appertaining thereto, when the same becomes due and payable, continued for 30 days; (ii) default in the payment of the principal of (or premium, if any, on) the Debentures at their maturity; (iii) default in the performance, or breach, of any covenant or agreement of the Company in the Indenture with respect to the Debentures, continued for 60 days after written notice to the Company; (iv) certain events of bankruptcy, insolvency or reorganization affecting the Company; and (v) any other Event of Default provided with respect to the Debentures. (Section 501 of the Indenture) The Company is required to file with the Trustee, annually, an officer’s certificate as to the Company’s compliance with all conditions and covenants under the Indenture. (Section 1005 of the Indenture). The Indenture provides that the Trustee may withhold notice to the holders of the Debentures of any default (except payment defaults on the Debentures) if it considers it in the interest of the Debentures to do so. (Section 601 of the Indenture)

If an Event of Default with respect to the Debentures has occurred and is continuing, the Trustee or the holders of not less than 25% in principal amount of the outstanding Debentures may declare the principal amount of all of the Debentures due and payable immediately. (Section 502 of the Indenture) Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default with respect to the Debentures has occurred and is continuing, the Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of the holders of the Debentures, unless such holders have offered the Trustee reasonable indemnity against the expenses and liabilities which might be incurred by it in compliance with such request. (Section 507 of the Indenture and TIA Section 315). Subject to such provisions for the indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee with respect to the Debentures. (Section 512 of the Indenture).

The holders of not less than a majority in principal amount of the outstanding Debentures may, on behalf of the holders of all Debentures and any related coupons, waive any past default under the Indenture with respect to the Debentures and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest, if any, on the Debentures or any related coupons or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding debt security issued under the Indenture of such series affected thereby. (Section 513 of the Indenture).

Merger or Consolidation

The Indenture provides that the Company may not consolidate with or merge with or into any other corporation or convey or transfer its properties and assets substantially as an entirety to any person, unless (i) either the Company is the continuing corporation or (ii) such corporation or person assumes by supplemental indenture the due and punctual payment of the principal (and premium, if any) and interest, if any, on the securities issued under the Indenture (the “Indenture Securities”) and the performance of every covenant thereunder and, in either case, immediately after the transaction no default shall exist. In addition, under the Indenture, no such consolidation, merger or transfer may be made if as a result thereof any property or assets of the Company or a restricted subsidiary would become subject to any mortgage or other encumbrance, unless either (i) such mortgage or other encumbrance could be created pursuant to Section 1006 of the Indenture (see “Limitation on Liens”) without equally and ratably securing the Indenture Securities or (ii) the Indenture Securities are secured equally and ratably with or prior to the debt secured by such mortgage or other encumbrance. (Section 801 of the Indenture).

Modification or Waiver

Modification and amendment of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in principal amount of all Indenture Securities that are affected by such modification or amendment; provided that no such modification or amendment may, without the consent of the holder of each outstanding Indenture Security affected thereby, among other things: (i) change the stated maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on any such Indenture Security; (ii) reduce the principal amount of, the rate of interest on or any Additional Amounts payable in respect of, or any premium payable upon the redemption of, any such Indenture Security; (iii) change any obligation of the Company to pay Additional Amounts in respect of any such Indenture Security; (iv) reduce the portion of the principal of an Original Issue Discount Security or Indexed Security that would be due and payable upon a declaration of acceleration of the maturity thereof or provable in bankruptcy; (v) adversely affect any right of repayment at the option of the holder of any such Indenture Security; (vi) change the place or currency of payment of principal of, or any premium or interest on, any such Indenture Security; (vii) impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof or on or after any redemption date or repayment date therefor; (viii) adversely affect any right to convert or exchange any such Indenture Security as may be provided pursuant to such Indenture; (ix) reduce the percentage in principal amount of such outstanding Indenture Securities (or of such outstanding Indenture securities of any series, as the case may be), the consent of whose holders is required to amend or waive compliance with certain provisions of such

Indenture or to waive certain defaults thereunder; (x) reduce the requirements for voting or quorum described below; or (xi) modify any of the provisions relating to supplemental indentures requiring the consent of holders, relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding Indenture Securities required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Indenture Security affected thereby. (Section 902 of the Indenture).

The holders of a majority in aggregate principal amount of outstanding Indenture Securities have the right to waive compliance by the Company with certain covenants in the Indenture. (Section 1008 of the Indenture).

Modification and amendment of the Indenture may be made by the Company and the Trustee without the consent of any holder for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Indenture Securities and any related coupons or to surrender any right or power conferred upon the Company thereunder; (iii) to add Events of Default for the benefit of the holders of all or any series of Indenture Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Bearer Securities, or to permit or facilitate the issuance of securities under the Indenture in uncertificated form, provided that any such actions do not adversely affect the holders of such Indenture Securities or any related coupons; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination will become effective only when there are no such Indenture Securities outstanding of any series created prior thereto which are entitled to the benefit of such provisions; (vi) to secure Indenture Securities pursuant to the requirements of Section 801 or Section 1006 therein, or otherwise; (vii) to establish the form or terms of the Indenture Securities of any series and any related coupons, including any provisions and procedures relating to conversion or exchange; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of holders of Indenture Securities of a series issued thereunder or any related coupons in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of Indenture Securities, provided that such action will not adversely affect the interests of the holders of any such Indenture Securities and any related coupons or of any other series of Indenture Securities in any material respect. (Section 901 of the Indenture).

Satisfaction and Discharge; Defeasance and Covenant Defeasance

The Company may discharge certain obligations to holders of Debentures that have not already been delivered to the Trustee for cancellation and that either have become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on the Debentures for principal (and premium, if any) and interest, if any, with respect thereto, to the date of such deposit (if the Debentures have become due and payable) or to the stated maturity or redemption date, as the case may be. (Section 401 of the Indenture).

The Indenture provides that the Company may elect either (i) to defease and be discharged from any and all obligations with respect to the Debentures and coupons (except for the obligations to pay Additional Amounts, if any; to register the transfer or exchange of the Debentures and coupons; to replace temporary or mutilated, destroyed, lost or stolen Debentures and coupons; to maintain one or more offices or agencies in respect of Debentures and coupons; and to hold moneys for payment in trust) (“defeasance”) or (ii) to be released (a) from its obligations under Sections 1006 and 1007 of the Indenture (being the restrictions described under “—Limitation on Liens” and “—Limitation on Sale and Leaseback Transactions”) or (b) from its obligations with respect to any other covenant relating to the Debentures and, in the case of either (a) or (b) above, any omission to comply with such obligations will not constitute a default or an Event of Default with respect to the Debentures and coupons (“covenant defeasance”), in either case upon the irrevocable deposit by the Company with the Trustee (or other qualifying trustee), in trust, of (1) an amount, in the currency or currencies in which the Debentures and coupons are then specified as payable at stated maturity, (2) Government Obligations (as defined below) applicable to the Debentures and coupons (with such applicability being determined on the basis of the currency in which the Debentures are then specified as payable at stated maturity) that, through the payment of principal and interest in accordance with their terms, will provide money in an amount, or (3) a combination thereof in an amount, sufficient to pay the principal of (and premium, if any) and interest, if any, on the Debentures and coupons, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debentures and related coupons to be defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. (Article Fourteen of the Indenture)

“Government Obligations” means securities which are (i) direct obligations of the United States or the government which issued the foreign currency in which the Debentures are payable, for the payment of which its full faith and credit is pledged, or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or the government which issued such foreign currency, as the case may be, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof. Such term also includes a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from the amount received by such custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt. (Section 101 of the Indenture).

If, after the Company has deposited funds, Government Obligations or both to effect defeasance or covenant defeasance with respect to the Debentures, (i) the holder of the Debentures is entitled to, and does, elect pursuant to the terms of the Debentures to receive payment in a currency other than that in which such deposit has been made in respect of the Debentures or (ii) a Conversion Event occurs, then the indebtedness represented by the Debentures will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on the Debentures as they become due out of the proceeds yielded by converting the amount so deposited in respect of the Debentures into the currency in which the Debentures become payable as a result of such election or such Conversion Event (as defined in the Indenture) based on the applicable Market Exchange Rate (as defined in the Indenture). (Section 1405 of the Indenture).

In the event the Company effects covenant defeasance with respect to the Debentures and any related coupons and the Debentures and coupons are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under “Events of Default” with respect to Sections 1006 and 1007 of the Indenture (which Sections would no longer be applicable to the Debentures or related coupons) or described in clause (iv) or (vi) under "Events of Default" with respect to any other covenant with respect to which there has been defeasance, the amount of Government Obligations and funds on deposit with the Trustee will be sufficient to pay amounts due on the Debentures and coupons at the time of  their stated maturity but may not be sufficient to pay amounts due on the Debentures and coupons at the time of the acceleration resulting from such Event of Default. In such a case, the Company would remain liable to make payment of such amounts due at the time of acceleration.

If the Trustee or any Paying Agent is unable to apply any money in accordance with the Indenture by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's obligations under the Indenture and the Debentures and coupons shall be revived and reinstated as though no deposit had occurred pursuant to such Indenture, until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with such Indenture; provided, however, that, if the Company makes any payment of principal of (or premium, if any) or interest, if any, on the Debenture or coupon following the reinstatement of its obligations, the Company shall be subrogated to the rights of the holders of the Debentures and coupons to receive such payment from the money held by the Trustee or Paying Agent.

Resignation of Trustee

The Trustee may resign or be removed with respect to the Debentures and a successor Trustee may be appointed to act with respect to the Debentures. (Section 608 of the Indenture) In the event that two or more persons are acting as Trustee with respect to different series of Indenture Securities, each such Trustee will be a Trustee of a trust thereunder separate and apart from the trust administered by any other such Trustee (Section 609 of the Indenture), and any action described herein to be taken by the “Trustee” may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Indenture Securities for which it is Trustee.

Limitation on Liens

The Company covenants in the Indenture that it will not, nor will it permit any restricted subsidiary to, incur, assume or guarantee any debt (herein referred to as “Debt”) if such Debt is secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as “mortgage” or “mortgages”) upon any Important Property (as defined below) of the Company or any restricted subsidiary or any shares of stock or indebtedness of any restricted subsidiary, whether owned at the date of the Indenture or thereafter acquired, without effectively securing the Indenture Securities equally and ratably with or prior to such Debt. The foregoing restriction will not apply to: (i) mortgages on any property acquired, constructed or improved after the date of the Indenture which are created or assumed within 120 days after such acquisition, construction or improvement to secure or provide for the payment of the purchase price or cost thereof incurred after the date of the Indenture, or existing mortgages on property acquired after the date of the Indenture, provided that such mortgages do not apply to any Important Property theretofore owned by the Company or a restricted subsidiary other than theretofore unimproved real property; (ii) existing mortgages on any property acquired from a corporation consolidated with or merged into, or substantially all of the assets of which are acquired by, the Company or a restricted subsidiary; (iii) mortgages on property of any corporation existing at the time it becomes a restricted subsidiary; (iv) mortgages securing Debt owed by a restricted subsidiary to the Company or to another restricted subsidiary; (v) mortgages in favor of governmental bodies to secure advance or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such mortgages, including mortgages to secure tax exempt pollution control revenue bonds; (vi) sales of receivables that are reflected as secured indebtedness; (vii) certain other liens not related to the borrowing of money; (viii) extensions, renewals or replacements of the foregoing; (ix) mortgages on margin stock owned by the Company and restricted subsidiaries to the extent such margin stock exceeds 25% of the fair market value of Important Property of the Company and the restricted subsidiaries plus certain stock and indebtedness of the restricted subsidiaries; and (x) mortgages on Important Property of, or any shares of stock or indebtedness issued or incurred by, any restricted subsidiary organized under the laws of Canada. (Section 1006 of the Indenture)

The foregoing restrictions do not apply to the incurrence, assumption or guarantee by the Company or any restricted subsidiary of Debt secured by a mortgage that would otherwise be subject to such restrictions up to an aggregate amount which, together with all other Debt secured by mortgages (not including secured Debt permitted under the foregoing exceptions) and the Attributable Debt (generally defined as the discounted present value of net rental payments) associated with Sale and Lease-back Transactions existing at such time (other than Sale and Lease-back Transactions the proceeds of which have been or will be applied as set forth in clause (iii) or (iv) under "Limitation on Sale and Lease-back Transactions" below, and other than Sale and Lease-back Transactions in which the property involved would have been permitted to be mortgaged under clause (i) above), does not exceed 5% of Consolidated Net Tangible Assets of the Company and its consolidated subsidiaries, as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of the Company. (Section 1006 of the Indenture)

The term “restricted subsidiary” is defined in the Indenture to mean any subsidiary (i) engaged in, or whose principal assets consist of property used by the Company or any restricted subsidiary in, the  manufacture of products within the United States or Canada or in the sale of products principally to customers located in the United States or Canada except any corporation which is a retail dealer in which the Company has, directly or indirectly, an investment under an arrangement providing for the liquidation of such investment; or (ii) which the Company shall designate as a restricted subsidiary. (Section 1006 of the Indenture)

The term Important Property is defined in the Indenture to include: (i) any manufacturing plant, including its machinery and equipment, used by the Company or a restricted subsidiary primarily for the manufacture of products to be sold by the Company or such restricted subsidiary; (ii) the executive office and administrative building of the Company in Moline, Illinois; and (iii) research and development facilities; except, in each case, property the fair value of which as determined by the Board of Directors of the Company does not at the time exceed 1% of Consolidated Net Tangible Assets of the Company and its consolidated subsidiaries, as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of the Company. (Section 1006 of the Indenture)

Limitation on Sale and Leaseback Transactions

The Company covenants in the Indenture that it will not nor will it permit any restricted subsidiary to enter into any arrangement with any person providing for the leasing to the Company or any restricted subsidiary of any Important Property (except for temporary leases for a term, including renewals, of not more than three years) which has been or is to be sold by the Company or such restricted subsidiary to such person unless the net proceeds are at least equal to the fair value (as determined by the Company’s Board of Directors) of such property and either (i) the Company or such restricted subsidiary would be entitled to incur Debt secured by a mortgage on such Important Property without securing the Indenture Securities issued under the Indenture under clause (i) of the first paragraph under “Limitation on Liens” above; (ii) the Attributable Debt associated therewith would be an amount permitted under the second paragraph under “Limitation on Liens” above; (iii) the Company applies an amount equal to the fair value of such Important Property to the retirement of Indenture Securities or certain long-term indebtedness of the Company or a Restricted Subsidiary, as the case may be; or (iv) the Company enters into a bona fide commitment to expend for the acquisition or improvement of an Important Property an amount at least equal to the fair value of such property. (Section 1007 of the Indenture)

The Trustee Under the Indenture

The Bank of New York Mellon is a bank with which the Company maintains ordinary banking relationships and from which the Company has obtained credit facilities and lines of credit. The Bank of New York Mellon also serves as trustee under other indentures under which the Company or a subsidiary of the Company is the obligor.

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